EXHIBIT 99

BOSTON BEER REPORTS 13% INCREASE IN FOURTH QUARTER NET
REVENUE AND A 19% DILUTED EPS INCREASE FOR THE FULL YEAR

      BOSTON, MA (3/13/07) -- The Boston Beer Company, Inc. (NYSE: SAM) achieved fourth quarter 2006 net revenue of $73.3 million, an increase of 13% over fourth quarter 2005. The increase was driven by a 12% increase in shipment volume and a 1.0% increase in net revenue per barrel as compared to the same quarter last year. Fourth quarter 2006 diluted earnings per share were $0.17 and net income was $2.5 million, an increase of $0.01 per diluted share and $0.2 million, respectively, from the same quarter last year. The earnings per diluted share in the fourth quarter of 2006 includes an after tax impact of $0.06 per diluted share from stock-based compensation expense due to the impact of performance-based stock options and the adoption of FAS 123R, Accounting for Stock-Based Compensation. For the fiscal year ended December 30, 2006, the Company recorded diluted earnings per share of $1.27 and net income of $18.2 million, up $0.20 per diluted share and $2.6 million, respectively, from the 2005 fiscal year. The earnings per diluted share in 2006 includes an after tax impact of $0.11 per diluted share from stock-based compensation expense due to performance-based stock options and the adoption of FAS 123R. Net revenue increased by 20% to $285.4 million in 2006 compared to 2005 net revenue.

      Jim Koch, Chairman and Founder of the Company, commented, "We are excited with the 18% depletions growth achieved in the fourth quarter, which contributed to 17% growth for the full year 2006 and we believe that we gained share of both the Better Beer and the Craft beer categories during 2006. Craft Beer is benefiting from increased support from retailers and wholesalers, as they recognize the potential of this fast growing and profitable category. I am optimistic about craft beer trends and believe that, as the leading craft brewer, the Company should be able to benefit from them in 2007. I am delighted to find more beer drinkers sharing my passion for great full flavored beer. I believe that the quality of the Samuel Adams brand and our unique beers position us well to meet this growing drinker interest."

      Martin Roper, Boston Beer Company President and CEO, added, "Our fourth quarter depletions growth reflected double digit growth in the Samuel Adams brand family and single digit growth for the Twisted Tea brand family. We believe that our Samuel Adams brand health continues to benefit from our significant brand support investment in media, our sales force, point of sale materials and promotions. We continue to evaluate incremental investments in order to maintain our leading position within the fastest growing category in beer." Mr. Roper continued, "Our Twisted Tea brand family depletions growth slowed in the fourth quarter mirroring the malternative category slowdown. We plan to continue our investment behind this brand in 2007."

Bill Urich, Boston Beer CFO, added, "Our gross margin for the fourth quarter 2006 decreased to 56.0% from 57.7% in the fourth quarter last year, due primarily to cost

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increases related to supply chain costs caused by the growth in demand for our beers, higher package material costs and a shift in product mix. Most of these cost pressures are expected to continue into 2007."

Fourth Quarter Results

      Core shipment volume for the period was approximately 0.4 million barrels, a 12% increase from the same period in 2005. In the fourth quarter of 2006, total Company depletions grew 18%, with double digit increases in Samuel Adams Boston Lager®, Samuel Adams® Seasonals and Brewmaster's Collection, offset slightly by single digit growth in Sam Adams Light®. The Company also benefited from growth in Twisted Tea®. The Company estimates that wholesaler inventory levels at year end 2006 are at appropriate levels given the current volumes and trends.

      The Company's net income of $2.5 million, or $0.17 per diluted share, for the three months ended December 30, 2006, increased by $0.2 million or $0.01 per diluted share from the same period last year, primarily driven by an increase in net revenue mostly offset by increases in general and administrative expenses (including employee stock option expenses due to performance-based stock options and the adoption of FASB 123R) and an increase in income taxes. Net revenue increased by $8.6 million, or 13.3%, during the fourth quarter of 2006 as compared to the fourth quarter of 2005, due to the increase in shipment volume and a 1.0% increase in net revenue per barrel. The increase in net revenue per barrel is due to price increases offset by changes in package and product mix. Advertising, promotional and selling expenses decreased by $0.2 million during the quarter as compared to the prior year, primarily due to timing of point of sale expenditures offsetting increases in advertising and local marketing costs. General and administrative costs increased by $2.1 million during the quarter as compared to the prior year, driven by increases in salary, bonus and benefit costs (including employee stock option expenses of $ 1.3 million due to performance-based stock options and the adoption of FASB 123R) and bad debt expense. Income tax expense included an incremental accrual for state income taxes of $1.0 million for fiscal years 2003 to 2006.

Full Year 2006 Results

      Core shipment volume for the fiscal year ended December 30, 2006, was 1.6 million barrels, a 17% increase over 2005. Fiscal year 2006 distributor sales of the Boston Beer brands to retail (depletions) increased by approximately 17% over the 2005 fiscal year.

      The Company recorded net income of $18.2 million, or $1.27 per diluted share, for the fiscal year ended December 30, 2006, an increase of $2.6 million, or $0.20 per diluted share, as compared to the 2005 fiscal year. The earnings per diluted share in 2006 of $1.27 includes an after tax impact of $1.6 million or $0.11 per diluted share from stock-based compensation expense due to the impact of performance-based options as well the adoption of FASB 123R. The 2005 earnings per share included $0.1 million in stock-based compensation expense after tax impact. Net revenue increased $47.1 million

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or 19.8% due to the increase in shipment volume and a 2.1% increase in net revenue per barrel for core products. The increase in net revenue per barrel for core products is due primarily to price increases and a slight shift in the package mix. Gross margin as a percent of net sales was 57.6% compared to 59.4% in the same period last year, principally due to net price increases that were more than offset by unfavorable packaging material and supply chain costs. Advertising, promotional and selling expenses increased by $12.8 million, or 12.7%, for the twelve months ended December 30, 2006 compared to the same period last year, driven by higher freight fuel costs, selling costs, promotional and advertising investment behind the brands. General and administrative expenses increased by $5.4 million compared to the same period last year, primarily due to increases in salaries and benefits (including stock based compensation of $1.9 million due to performance-based stock options and the adoption of FASB 123R), consulting, insurance and depreciation expense. Interest and other income increased by $1.6 million compared to the same period last year primarily due to interest income earned on cash investments. The effective tax rate for the full year 2006 increased to 42.7% from the 2005 rate of 39.0%, primarily as a result of the increase in state income taxes recorded in the fourth quarter. The Company's 2007 effective income tax rate is expected to be approximately 40.5%.

      Bill Urich, Boston Beer's Chief Financial Officer, commented, "We are pleased with our growth in depletions accompanied by pricing increases of approximately 2% in 2006. We increased our advertising and selling investment behind our brands by almost 13%, and we achieved a 19% increase in earnings per share, while dealing with significant pressures on our supply chain costs which reduced gross margin by 1.8%." Mr. Urich continued, "We also continue to generate positive cash flow. For the full year 2006 our operating cash flow was $29.0 million. After taking into account capital expenditures of $9.1 million, our cash and short term investments as of the end of the year was $82.4 million."

Other Matters

      Shipments and orders in-hand suggest that core shipments for the first fiscal quarter of 2007 could be up approximately 23% as compared to the same period in 2006. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods.

      Martin Roper stated, "January and February 2007 depletions are estimated to be up 23% over 2006 benefiting from an extra selling day. While there is no guarantee that these trends will continue, we are encouraged by the strong start to 2007. Our 2007 plan calls for depletion growth in the low double digits, which is slightly lower than 2006 trends. Our pricing plans include an overall 3% increase which we believe is attainable given the current market conditions."

      Based on current known information, the Company is facing overall production cost increases of between 7% and 10% over full year 2006, which are driven primarily by malt increases, caused by poor worldwide barley crops, and potential glass cost increases

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driven by energy costs. These cost increases will be somewhat offset by price increases, but we anticipate that 2007 gross margin could be down two percentage points below full year 2006. Based on these assumptions, 2007 earnings per diluted share are expected to be between $1.42 and $1.55, absent any significant change in currently planned levels of brand support. Current plans are to increase brand support by $10.0 to $15.0 million including freight expense to wholesalers. The earnings per share range estimate does not include any significant brewery expenses associated with new brewery construction or ownership. As of December 31, 2006, the Company had capitalized $1.7 million of new brewery project expenses that would need to be expensed if a decision was made not to proceed with the new brewery. The Company's ability to achieve this type of earnings growth in 2007 is dependent on its ability to achieve challenging targets for volume, pricing and costs. The Company continues to pursue cost savings initiatives and pricing opportunities, and hopes to preserve its economics to allow for continued support of its brands with appropriate investment in order to grow volume and earnings.

As previously reported, the Company is assessing the viability of constructing a brewery in the Northeast and has secured an option on a site in Freetown, Massachusetts.

      "We are working through a thorough evaluation of this site including obtaining the required permits, which we anticipate will be completed by mid year 2007," said Mr. Roper. "We continue to finalize engineering for production capacity in excess of 1.0 million barrels of Samuel Adams brand products and Twisted Tea. Our current best estimate is that total project costs could be between $170 million and $210 million, including land acquisition and development, facility construction, equipment and other startup costs and we believe financing for this to be available. The cost of the project will ultimately depend on the final specifications. We also continue to evaluate other supply strategies to ensure that any decision to build is the best decision for the Company, given the growth of the Craft beer category and known and unknown risks in supply chain alternatives."

      The Company currently estimates total capital expenditures in 2007 to be between $8.0 and $12.0 million, approximately half of which is for purchases of kegs to support our on-premise depletions growth. This amount is exclusive of any further investment in the "new" brewery project or any other major investments that result from the Company's evaluation of its long term production strategy. The Company's capital investment would be significantly higher if major brewery investment projects are initiated.

      During the three months ended December 30, 2006, the Company did not repurchase any of its Class A Common Stock. Through March 9, 2007, the Company has repurchased a cumulative total of approximately 7.8 million shares of its Class A Common Stock for an aggregate purchase price of $92.6 million, and had $7.4 million remaining on the $100.0 million share buyback expenditure limit set by the Board of Directors. As of March 9, 2007, the Company had 10.2 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

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      The Boston Beer Company is America's leading brewer of handcrafted, full-flavored beers. Founder and Brewer, Jim Koch, brews Samuel Adams® beers using the time-honored, traditional four-vessel brewing process, and the world's finest all-natural ingredients. With over 21 distinctive, award-winning styles of beer, Samuel Adams offers discerning beer drinkers a variety of brews. The brewery has won more awards in international beer-tasting competitions in the last five years than any other brewery in the world. Samuel Adams Brewery is an independent brewery and has slightly over half of a percent of the domestic beer market. Forbes magazine named The Boston Beer Company to its annual list of America's 200 Best Small Companies in 2006. The Company's flagship brand, Samuel Adams Boston Lager®, is brewed using the same recipe and processes that Jim Koch's great-great grandfather used in the mid 1800s. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit www.samueladams.com or visit www.bostonbeer.com for financial information.

      Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 31, 2005 and December 25, 2004. Copies of these documents may be found on the Company's website, www.bostonbeer.com or obtained by contacting the Company or the SEC.

Tuesday March 13, 2007

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THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
Financial Results
(In thousands, except per share data)

Operating Results:

	(unaudited)
	Three Months Ended		Year Ended

	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005

Barrels sold	416	371	1,612	1,364

Revenue	$81,013	$71,392	$315,250	$263,255
Less excise taxes	7,670	6,640	29,819	24,951

Net revenue	73,343	64,752	285,431	238,304
Cost of goods sold	32,267	27,414	121,155	96,830

Gross profit	41,076	37,338	164,276	141,474
Operating expenses:
Advertising, promotional and selling
expenses	29,010	29,173	113,669	100,870
General and administrative expenses	6,976	4,916	22,657	17,288

Total operating expenses	35,986	34,089	136,326	118,158

Operating income	5,090	3,249	27,950	23,316
Other income, net:
Interest income	970	556	3,143	1,761
Other income, net	171	49	673	442

Income before provision for income taxes	6,231	3,854	31,766	25,519
Provision for income taxes	3,754	1,588	13,574	9,960

Net income	$2,477	$2,266	$18,192	$15,559

Net income per common share - basic	$0.18	$0.16	$1.31	$1.10

Net income per common share - diluted	$0.17	$0.16	$1.27	$1.07

Weighted-average number of common
shares - basic	13,971	13,915	13,900	14,126

Weighted-average number of common
shares - diluted	14,520	14,328	14,375	14,516

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)

	December 30,	December 31,
	2006	2005

Assets
Current Assets:
Cash and cash equivalents	$63,147	$41,516
Short-term investments	19,223	22,425
Accounts receivable, net of allowance for doubtful accounts
of $451 and $116 as of December 30, 2006 and
December 31, 2005, respectively	17,770	9,534
Inventories	17,034	13,649
Prepaid expenses and other assets	2,721	1,236
Deferred income taxes	667	829

Total current assets	120,562	89,189

Property, plant and equipment, net	30,699	26,525
Other assets	1,837	1,963
Goodwill	1,377	1,377

Total assets	$154,475	$119,054

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$17,942	$11,378
Accrued expenses	22,928	17,361

Total current liabilities	40,870	28,739

Deferred income taxes	1,494	2,390
Other liabilities	3,522	1,946

Total liabilities	45,886	33,075

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 9,992,347 and 9,814,457
issued and outstanding as of December 30, 2006 and
December 31, 2005, respectively	100	98
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued and
outstanding	41	41
Additional paid-in capital	80,158	70,808
Unearned compensation	-	(353)
Accumulated other comprehensive loss, net of tax	(197)	(196)
Retained earnings	28,487	15,581

Total stockholders' equity	108,589	85,979

Total liabilities and stockholders' equity	$154,475	$119,054

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Consolidated Statements of Cash Flows:
(in thousands)

	Year Ended

	December 30,	December 31,
	2006	2005

Cash flows provided by operating activities:
Net income	$18,192	$15,559
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,991	4,521
(Gain) loss on disposal of property, plant and equipment	(8)	162
Bad debt expense (recovery)	365	(255)
Stock-based compensation expense	2,751	146
Excess tax benefit from stock-based compensation
arrangements	(2,240)	-
Tax benefit from stock options exercised	-	1,172
Deferred income taxes	(731)	952
Purchases of trading securities	(36,577)	(9,075)
Proceeds from sale of trading securities	39,779	10,650
Changes in operating assets and liabilities:
Accounts receivable	(8,601)	3,547
Inventories	(3,385)	(1,088)
Prepaid expenses and other assets	(1,506)	(1,133)
Accounts payable	6,564	1,634
Accrued expenses	7,807	867
Other liabilities	1,576	1,182

Net cash provided by operating activities	28,977	28,841

Cash flows used in investing activities:
Purchases of property, plant and equipment	(9,056)	(13,973)
Proceeds from disposal of property, plant and equipment	42	129

Net cash used in investing activities	(9,014)	(13,844)

Cash flows provided by (used in) financing activities:
Repurchase of Class A common stock	(5,288)	(12,537)
Proceeds from exercise of stock options	4,500	2,952
Excess tax benefit from stock-based compensation
arrangements	2,240	-
Net proceeds from sale of investment shares	216	310

Net cash provided by (used in) financing activities	1,668	(9,275)

Change in cash and cash equivalents	21,631	5,722

Cash and cash equivalents at beginning of year	41,516	35,794

Cash and cash equivalents at end of period	$63,147	$41,516

Supplemental disclosure of cash flow information:
Income taxes paid	$10,632	$7,901

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